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                                                                    EXHIBIT 12.1

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                            NINE MONTHS   THREE MONTHS      YEAR
                                YEARS ENDED NOVEMBER 30        ENDED         ENDED          ENDED
                              ---------------------------   NOVEMBER 30   FEBRUARY 28,   NOVEMBER 30
                               2001      2000      1999        1998           1998          1997
(DOLLARS IN THOUSANDS)        -------   -------   -------   -----------   ------------   -----------
Income (Loss) from
  continuing operations
  before taxes..............  (31,914)   18,395   (14,000)    (24,551)       3,807          8,877
                              =======   =======   =======     =======        =====         ======
Fixed Charges:
  Interest..................   40,105    43,989    45,475      33,477        4,104         26,722
  Interest factor portion of
     rentals................    1,710     1,440     1,560       1,110          360          1,740
                              -------   -------   -------     -------        -----         ------
       Total fixed
          charges...........   41,815    45,429    47,035      34,587        4,464         28,462
                              -------   -------   -------     -------        -----         ------
Earnings before income taxes
  and fixed charges.........   81,920    89,418    92,510      68,064        8,568         (1,740)
                              =======   =======   =======     =======        =====         ======
Preferred stock dividends...   13,282    11,848    10,569       7,382           --             --
                              =======   =======   =======     =======        =====         ======
Ratio of earnings to fixed
  charges and preferred
  stock dividends...........     0.44      0.78      0.95        0.24         1.85           1.31
                              =======   =======   =======     =======        =====         ======
Earnings inadequate to cover
  fixed charges and
  preferred stock
  dividends.................  (31,033)  (12,602)   (3,612)    (31,933)
                              =======   =======   =======     =======        =====         ======